VOTING AGREEMENT

This Voting Attorney Agreement ( hereinafter “Agreement”) is made on the   31 st day of January, 2013, at Shijiazhuang, the People’s Republic of China (the “PRC”) by and among the following parties:

Hebei Chuanglian Finance Leasing Co., Ltd. ( “Party A”)

Registered Address: 322 East Zhongshan Road, Shijiazhuang

Legal representative: Zhang Zhongwen

Hebei Shengrong Investment Co., Ltd. (“Party B”)

Registered Address: 322 East Zhongshan Road, Shijiazhuang

Legal representative: Peng Jinyu

(Party A hereinafter “WFOE”, Party B, hereinafter “Grantor”. WFOE and Grantor are hereinafter referred to as, individually, a “Party”, and collectively, the “Parties”.)

WHEREAS:

1.	Party A, a wholly foreign owned enterprise organized and existing under the laws of the PRC within the jurisdiction of the PRC; (for the purpose of this Agreement, excluded Hong Kong , Macau and Taiwan, hereinafter “PRC”).

2.	Party B, a limited liability company registered and existing under the laws of PRC; and [in the jurisdiction of china] holds the ownership interest of Hebei Shijie Kaiyuan Logistics Co., Ltd. (“Kaiyuan Logistics”) , the total investment amounting to 30 million RMB;

3.	Grantor desires to grant a power of attorney to the WFOE (via the person designated by it) to vote for its entire shares of Domestic Company’s voting stock in the shareholder meeting.

  NOW THEREFORE , the Parties have reached the following agreements:

1 .   VOTING RIGHT

1.1	Grantor has irrevocably agreed to grant any and all voting right to the WFOE to vote for its entire shares of Domestic Company’s voting stock in the shareholder meeting under the PRC law and the Domestic Company’s constitutional documents (“Voting Right”) during the term of this Agreement. The Voting Right mentioned above include, without limitation ,the rights set forth as below:

1.1.1	Determining the Domestic Company’s operational policies and investment plans;

1.1.2	Electing and replacing directors of the Domestic Company, and deciding their remunerations;

1.1.3	Electing and replacing members of the board of supervisors of the Domestic Company, and deciding their remunerations;

1.1.4	Reviewing and approving any and all reports provided by the board of directors of the Domestic Company;

1.1.5	Reviewing and approving any and all reports provided by the board of supervisors of the Domestic Company;

1.1.6	Reviewing and approving annual financial budget plans and final accounting plans of the Domestic Company;

1.1.7	Reviewing and approving profit distribution plans and plans to cover company losses of the Domestic Company;

1.1.8	Adopting resolutions regarding increase or decrease of registered capital by the Domestic Company;

1.1.9	Adopting resolutions on the issue of bonds by the Domestic Company;

1.1.10	Adopting resolutions on merger, division, restructure, termination and liquidation of the Domestic Company;

1.1.11	Determining the alteration of the business scope of the Domestic Company;

1.1.12	Amending the articles of association and bylaws of the corporation of the Domestic Company;

1.1.13	Determining the material alteration of the content and nature of business of the Domestic Company;

1.1.14	Determining the dividend and other contribution policies of the Domestic Company;

1.1.15	Determining to enter into loan arrangements with any third party for borrowings or incur any indebtedness from any third party under the name of the Domestic Company;

1.1.16	Determining to sell, transfer or dispose otherwise any assets or rights including but not limited to intellectual property of the Domestic Company to any third party;

1.1.17	Determining to create any encumbrance on the assets of the Domestic Company (tangible or intangible), irrespective of the purpose of this encumbrance;

1.1.18	Determining to assign any contract or agreement which the Domestic Company is one of the Parties to any third party;

1.1.19	Determining to offer any loans by the Domestic Company to any third party; and

1.1.20	Determining any other event which may impact materially to any rights, obligations, assets or business of the Domestic Company.

1.2	The WFOE shall appoint one (1) nature person to exercise the voting rights specified in this Agreement. Concurrently with appointing the natural person, the WFOE shall notify the Grantor, and the Grantor shall deliver a Power of Attorney (“POA”) as set forth in Schedule 1. The Grantor shall not revoke the POA other than required by the WFOE with a written notice. The Grantor shall execute and deliver a new POA to the effect of withdrawing the authorization with respect to the representative of the Attorney in the POA and designating the new representative as the attorney.

1.3	Grantor covenants that, it will not execute any loan contract with an value exceeding RMB1,000,000 without the prior written consent of the WFOE. (whether Domestic Company is lender or borrower)

1.4	The WFOE hereby agrees that it will accept the power of attorney granted by Grantor pursuant to Section 1.1, and will exercise the voting right on its behalf in accordance with the terms and conditions of this Agreement.

1.5	Grantor hereby appoints the WFOE irrevocably as its attorney in fact to exercise all the rights of signature and seal in any and all corporation documents as the shareholders of the Domestic Company.

2.  EXERCISE VOTING RIGHT

2.1	The Grantor shall execute any relevant shareholder’s resolution of the Domestic Company or any other similar documents on the request of the WFOE in connection with any event which authorized the WFOE to approve by exercising the voting right.

2.2	Grantor hereby acknowledges that, the WFOE has the right to grant any right hereunder to any third Party as representative without the consent of Grantor subject to notify this event to Grantor immediately.

2.3	The WFOE shall notify to the Grantor for the exercising of voting right at any appropriate time, and shall report the Grantor the consequence on exercising of voting rights at the time the Agreement is terminated.

2.4	The WFOE may assign or transfer any or all of its voting rights to any third Party without the consent of Grantor subject to delivering a written notice to the Grantor for the assignment.

3.  TERM OF PROXY

3.1	The term of proxy hereunder shall be counted from the date of effectiveness of this Agreement to (i) the date of accomplishment of assignment( the definition set forth as below) or (ii) the date of the termination of the Domestic Company (the earlier shall prevail). “the Date of Accomplishment of Assignment” means the date when the Domestic Company accomplished the registration of alter and the WFOE or the person designated by the WFOE become the legal owner of the equity interests of the Domestic Company.

3.2	Subject to mutual agreement and expressly made in written, both Parties of this Agreement may modify the expiration of the proxy.

4.  COMISSION OF ATTORNEY

4.1	The WFOE hereby agrees that the Grantor have no obligation to pay the WFOE for its service to act for proxy.

5.  REPRESENTATIONS AND WARRANTIES

5.1	The Parties hereby represents and warrants to each other as follows:

5.1.1	The Party has full power, and qualification to enter into this Agreement;

5.1.2	The Party have the competence to perform its obligations hereunder; and

5.1.3	The performance of obligations hereunder will not conflict with or violate any law, statute, rule, regulation and order applicable to such party.

5.2	In the event of execution, this Agreement constitutes a legal, valid and binding obligation of each Party, enforceable against it in accordance with its terms.

6.   REMEDIES

6.1	In the event that Grantor make any breach of the provisions hereunder directly or indirectly or not carry out any obligation hereunder promptly and good shall be deemed as breach of contract, given the written notices the WFOE have the right to require the Grantor to correct its conducts of breach or non-performance, and take good, promptly and effectively action to eliminate the consequences in connection with the breach and non-performance aforesaid, and cover the damages of the WFOE.

6.2	Subject to the reasonable, objective judgment of the WFOE, in the event that the breach of contract will make the performance of the WFOE impossible or unfair, the WFOE may notify the Grantor in writing to pause the performance temporarily until the Grantor ceased his breach and took prompt, good measures to eliminate the consequences and give indemnity to the WFOE for its damages.

6.3	Subject to otherwise expressly specified herein, the payable damages caused by the breach of contract for Grantor shall includes the indirect losses, any anticipatable consequential damages and any other costs and expenses in connection with the non-performance, including without limitation the attorney fees, litigation fees, arbitration fees, finance expenses and traveling expenses.

7.    EFFECTIVENESS, MODIFICATION AND TERMINATION

7.1	This Agreement shall be effective from the signature date of this Agreement and terminate on and before the expiration of the duration of attorney hereunder.

7.2	Prior to the expiration of this Agreement, the Grantor will relief its obligations bound by this Agreement, upon the completion of transferring its entire equity interests of the Domestic Company to the WFOE or any third party designated by the WFOE.

7.3	Grantor hereby irrevocably and permanently waives his power of termination.

7.4	No amendment, supplementary or modification of this Agreement shall occur except in written consent by both Parties. The amend agreement and supplementary agreement (if any) that have been signed and sealed by the Parties shall constitute an integrate part hereof and have the same validity as this Agreement.

7.5	Grantor agrees, the WFOE have the right to terminate this Agreement with ten (10) days prior written notices, without given any cause, and shall not be liable for any remedies. However, the Grantor shall not terminate this Agreement prior to expiry in any reason without the prior written approval.

7.6	Any earlier termination hereof shall not affect any of rights and obligations undertaken by any Party before the date of termination under this Agreement.

8.    GOVERNING LAW AND SETTLEMENT OF DISPUTES

8.1	The execution, effectiveness, performance, construction and settlement of disputes shall be governed by the laws of the PRC without regard to conflict of laws principles.

8.2	In the event of any dispute with respect to or in connection with the construction and performance of the provisions of this Agreement, the Parties shall first negotiate in good faith to resolve the dispute. In the event the Parties fail to resolve the dispute through the methods above-mentioned within sixty(60) days or longer term otherwise specified by Parties after the any Party’s notice in writing for resolution of the dispute, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission in Shijiazhuang for binding arbitration. The languages used during arbitration shall be Chinese. The arbitration shall be final and binding on Parties.

9.    MISCELLANEOUS

9.1	The headings in this Agreement are for convenience only and shall not affect the construction of the Agreement.

9.2	If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or any other reason, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement.

9.3	The breach of any or all provisions under this Agreement shall not affect the rights and obligations hereunder or in connection with any other relevant agreements as well as the performance hereof or thereof.

9.4	No delay or omission by any Party in exercising the right, power or privilege hereunder shall be deemed as a waiver of such right, power or privilege. The single or partial exercise of any right, power or privilege shall not preclude any exercise of any other right, power or privilege.

9.5	This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

9.6	This Agreement is binding on each party's successors and permitted assignees.

9.7	This Agreement signed in quadruplicate originals, with each of equally binding force.

IN WITNESS WHEREOF , the parties have duly executed this Agreement as of the date first written above.

[SIGNATURE PAGE]

Party A: Hebei Chuanglian Finance Leasing Co., Ltd. (  seal  )

Authorized representative ( signature ) :

Party B: Hebei Shengrong Investment Co., Ltd.   ( seal )

Authorized representative ( signature ) :

SCHEDULE 1

POWER OF ATTORNEY

Party A : Hebei Shengrong Investment Co., Ltd.

Party B : Hebei Chuanglian Finance Leasing Co., Ltd.

This POWER OF ATTORNEY ( hereinafter “POA”) is made on the 31 st day of January, 2013, at Shijiazhuang, the People’s Republic of China.

Party A, hereby irrevocably and to the fullest extent permitted by law appoints Yan Huikai as its proxy, with full power of substitution, to the full extent of Party A’s rights with respect to his or her entire equity interest in Hebei Shijie Kaiyuan Logistics Co., Ltd.

This POA shall be irrevocably revoked in the event that Party B dismiss and replace the representative with written notice. Party A shall withdraw the authorization immediately and give another POA to the representative designated by Party B.

This attorney appointed by this POA is empowered, and may exercise this POA, to vote all of the Equity Interest in accordance with the prior written instruction of Attorney at any time until the termination of the Agreement, at any meetings or in any other circumstances upon which the vote or other action of the holders of the Equity Interest is sought.

This POA shall be effective for a period of ten (10) year from the signature date of this POA subject to the Voting Proxy Agreement executed between Party A and Party B be terminated in any reason during this term.

[SIGNATURE PAGE]

Party A: Hebei Shengrong Investment Co., Ltd. ( seal )

Authorized Representative ( signature ) :

Party B: Hebei Chuanglian Finance Leasing Co., Ltd. ( seal )

Authorized Representative ( signature ) :